Exhibit 4.2 - Redacted

TECHNOLOGY LICENSE AGREEMENT

            This TECHNOLOGY LICENSE AGREEMENT (the “Agreement”) entered into this 15th day of October, 2008 (the “Effective Date”) by and between Neptune Technologies & Bioressources Inc. (“Licensor”) and Neuro Vimer Pharm Inc. renamed NeuroBioPharm Inc. (the “Company”) (Licensor and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”). Agreement reviewed the 20 February 2009.

            WHEREAS Licensor is the owner or licensee of Licensed Intellectual Property (as hereinafter defined); and

            WHEREAS the Company desires to obtain from Licensor, and Licensor desires to grant to the Company, a license to use such Licensed Intellectual Property in certain Licensed Fields and within a specified Territory under the terms and conditions of this Agreement.

            NOW THEREFORE, in consideration of the premises, the mutual covenants, agreements and respective representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency for which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS

“Agreement” has the meaning set forth in the preamble.

“Additional Term” has the meaning set forth in Section 11.1.

“Business Day” means a day other than Saturday, Sunday, or any other day on which commercial banks located in Montreal are not required to be open for business.

“Company” has the meaning set forth in the Preamble.

“Company Independent Development” means any intellectual property created, acquired or developed by the Company that is not a Company Related Enhancement.

“Company Related Enhancement” means any derivative works from, and other improvements and enhancements to, the Licensed Intellectual Property and any other intellectual property created, acquired or developed by the Company that is directly or indirectly derived from on the Licensed Intellectual Property.

“Confidential Information” has the meaning set forth in Section 10.

“Contract Year” shall mean each twelve-month period following the Effective Date.

“Cosmeceutical” means Nutraceuticals with cosmetic claims.

“Cost” means, with respect to a Party, all reasonably documented costs, fees and expenses that such Party incurs in performing the applicable obligation(s) under this Agreement, as such Party determines in good faith and on a reasonable basis, including, without limitation, for (a) all out-of-pocket expenses and consultant and vendor costs, (b) personnel wages, salaries and other compensation and benefits for such Party’s employees, and (c) other personnel-related expenses, and associated general and administrative expenses, and (d) direct equipment, software and services costs. With respect to any expenses that are incurred for the benefit of the other Party or other entities in addition to the Party, Cost will include only a fair allocation of such multi-party expenses.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

“Effective Date” has the meaning set forth in the Preamble.

“Enhancement Notice” shall have the meaning set forth in Section 3.5(a) .

“Gross Margin” means the revenues for each Licensed Product made, used, transferred or sold by, or on behalf of, the Company or a sublicensee of the Company in an arm’s length transaction, less the cost of goods sold, which is defined as direct costs attributable to the purchase of the Licensed Products by the Company, including without limitation the cost of materials, direct labor costs, indirect expenses such as distribution costs and sales force costs.

“Initial Term” has the meaning set forth in Section 11.1.

“Licensed Field” means the development, distribution and sale of Over-the-Counter Products, Prescription Medical Food Products and Prescription Drug Products for use in the human Neurological Field and containing a concentration of phospholipids extracted from Krill: (a) [REDACTED: Concentration] and/or (b) [REDACTED: Concentration] but in such case only in combination with at least one more bioactive ingredient in a formulation preapproved by the Licensor, which approval shall be granted by the Licensor if such formulation provides a significant molecular change in the bioactive component without modifying the product to be provided by the Licensor, and only if such Over-the-Counter Product, Prescription Medical Food Product or Prescription Drug Product does not compete with a product developed by the Licensor at the time of the request for such approval.

“License Grant” has the meaning set forth in Section 2.1(a) .

“Licensed Intellectual Property” means, subject to the terms and conditions of this Agreement, (a) the Licensed Patents and (b) all know-how, trade secrets, systems, copyrighted materials, software (in object code form and, at Licensor’s sole discretion, in source code form), technology, Confidential Information of Licensor not included in the foregoing, and other intellectual property, other than Trademarks, owned or controlled by, or licensed to Licensor (with the right to grant sublicenses in the Licensed Field) as of the Effective Date and necessary for exploitation of the Licensed Patents, in each case to the extent related to the Licensed Field.

“Licensed Patents” means those patents and patent applications relating to the Licensed Field owned by Licensor, or to which Licensor has license rights (with the right to grant sublicenses) as of the Effective Date, and set forth on Schedule A.

“Licensed Products” means any and all products Used, directly or indirectly, by the Company and within the scope of one or more claims of the Licensed Patents and within the Licensed Field.

“Net Sales” means the revenues for each Licensed Product made, used, transferred or sold by, or on behalf of, the Company or a sublicensee of the Company in an arm’s length transaction, less the sum of the following actual and customary deductions (net of rebates or allowances of such deductions received): cash, trade, or quantity discounts; sales or use taxes imposed upon particular sales; import/export and customs duties freight or other transportation charges; amounts repaid or credited by reason of rejections and return of goods.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

“Neurological Field” means all conditions, abnormalities and/ or diseases related to cognitive function and/or affective and/or neurological systems. For the avoidance of doubt, any of these conditions, abnormalities and/or diseases may be acquired at any time in life regardless of cause including but not limited to genetics, developmental abnormalities, age, trauma or drugs. The Neurological Field may include Alzheimer Disease and/ or all cognitive impairment symptoms of the different stages of Alzheimer Disease, Attention-Deficit Hyperactivity Disorder (ADHA), Autism, Epilepsy, Trauma, Depression, Cognitive Decline, Memory Impairment and Dementia at all stages.

“Nutraceutical Products” means any Dietary Supplement or Functional Food that has proven health and medical benefits. “Dietary Supplement” means a product isolated or purified from foods that is generally sold in medicinal forms not usually associated with food; a dietary supplement is demonstrated to have a physiological benefit to maintain healthy physiological systems. “Functional Food” is similar in appearance to, or may be, conventional food, is consumed as part of a usual diet, and is demonstrated to have physiological benefits to maintain healthy physiological systems beyond basic nutritional functions.

“Nutrigenomic Products” means Nutraceuticals designed to interact with specific genes to reduce the risk of common chronic diseases by altering the expression of genes and the structure of an individual's genome.

“Over-the-Counter Products” means products intended to be used in the prevention, cure and treatment of a disease, with a monograph safety standard, requiring no scientific review and which can be sold without a prescription from a medical doctor or in formulation with another OTC product where the safety monograph applies to at least one of the ingredients in the formulation.

“Permitted Company Licensee” means any permitted sublicensee of the Company pursuant to the terms and conditions of this Agreement.

“Person” means any natural person, corporation, partnership, limited liability company, trust or any other legal entity.

“Prescription Drug Products” means products intended for the prevention, cure or treatment of a disease, to which attach specific claims, and which has received approval from each country’s respective authorities to be marketed as a prescription drug, and which must be prescribed by a medical doctor.

“Prescription Medical Food Products” means products intended to meet unique complete nutritional requirements of a disease, which fall within the GRAS category (“Generally Recognized As Safe”) as defined by the respective regulatory authorities of each country in the Territory and which must be prescribed by a medical doctor and/or doctors accredited to prescribe.

“Related Company” means a company that directly, or indirectly through one or more intermediaries, owns, or is owned by, or is under common ownership with, the Company. For this purpose, the term “own” or “ownership” means the ownership of twenty-five percent (25%) or more of the voting shares of such corporation or of twenty-five percent (25%) of the ownership interests in such other business entity.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

“Royalties” has the meaning set forth in Section 5.2.

“Term” means the Initial Term and the Additional Term.

“Territory” means worldwide.

“Third Party” means any person other than the Licensor, the Company or the Related Company.

“Use” means to develop, use, sell, offer for sale, import, export, have imported, have exported, distribute, create derivative works from, improve, enhance, and modify; for the purpose of this Agreement, “Use” specifically excludes manufacturing.

2.	LICENSE GRANT

2.1 License to the Company.

(a)

License Grant. Licensor hereby grants to the Company, and the Company hereby accepts, subject to the terms and conditions of this Agreement, an exclusive, non-transferable license for the Term and in the Territory to Use the Licensed Intellectual Property solely within the Licensed Field and, where it relates to the development and commercialization of Licensed Products, in accordance with the terms set out in Schedule B to this Agreement. (the "License Grant"). For purposes of clarity, the Parties agree that the Licensor: (i) retains all Licensed Intellectual Property rights, in relation with all fields other than the Licensed Field, including without limitation Nutraceutical Products, Cosmeceutical products and Nutrigenomic products, (ii) subject to Section 12, retains all rights to manufacture or have manufactured any Licensed Product using the Licensed Intellectual Property worldwide including within the Licensed Field and (iii) the Licensor cannot directly or indirectly and/or via a third party commercialize products containing an ingredient with phospholipid concentrates [REDACTED: Concentration] except only within a formulation with at least one or more bioactive ingredient and as long as this formulation provides a significant molecular change in the bioactive components modifying the structure of the Licensor’s products as developed by the Licensor on the Effective Date. In addition, the Parties agree that such License Grant includes the right for the Company to proceed to IND-enabling studies, preclinical and clinical studies and to make any and all regulatory filings required in relation to the Licensed Products.

(b)

Copies. The Company shall be permitted to make such reasonable numbers of copies of the Licensed Intellectual Property as are reasonably necessary to effectuate the License Grant; provided however, that (i) the Company shall treat all such copies as Confidential Information of Licensor to be disclosed only as permitted in Section 10, and (ii) all such copies shall be subject to all terms and conditions of this Agreement.

(c)	Derivative Works.

	(i)	The Company may create Company Related Enhancements from the Licensed Intellectual Property, subject to the terms of the License Grant.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

(ii)

Except as may be imposed by other provisions of this Agreement, such as confidentiality and non-compete provisions, no restrictions are imposed on the Company’s rights to create Independent Developments.

(d)

Sublicenses. Subject to Section 14.1, the Company shall have the right to sublicense the Licensed Intellectual Property but only with the prior written consent of Licensor, such consent to be at Licensor’s sole discretion, but which shall not be rejected without justified cause, provided that:

(i)

the sublicense to such Permitted Company Licensee is pursuant to a written, valid and enforceable agreement containing terms and restrictions (other than fees and without sub-licensing rights) at least substantially the same as those contained herein, including, without limitation, the following:

		(I)	License grant limitations and sublicensee obligations relating thereto at least as restrictive as the License Grant and sublicense obligations set forth herein;

(II)

Licensor ownership of Licensed Intellectual Property, and Licensor license rights to Company Related Enhancements and to Company Independent Development by such sublicensee at least as broad as those contained herein; and

(III)

Obligations on the Permitted Company Licensee at least as broad, and rights at least as favorable to Licensor, as those contained herein regarding protection of Licensed Intellectual Property, audit rights, remedies and liability limitations, representations, warranties, confidentiality, termination, governing law and other miscellaneous provisions.

(ii)	notwithstanding Section 2.1(d)(i) above:

	(I)	No sublicensing of any Permitted Company Licensee will include any representations or warranties, express or implied, made on behalf of Licensor;

(II)

Except for damages related to the manufacturing of the Licensed Products by Licensor, Licensor will not be liable for any damages, whether direct, indirect, incidental, consequential, special, punitive or other liability, arising under any such sublicenses, and the Company will at its cost defend and hold the Licensor harmless in relation thereto; and

	(III)	Any such sublicense agreement will expressly provide that Licensor is a third party beneficiary of that sublicense agreement;

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

	(iii)	no sublicense will be permitted if it has, or is reasonably likely to have, any material adverse legal, financial or tax effect on Licensor; and

	(iv)	the Company shall be liable for any action or inaction on the part of any sublicensee of the Company.

(e)

Scope of License. Except for such rights expressly granted to the Company herein, no license, right, title or interest in or to the Licensed Intellectual Property is granted to the Company or any other entity, either expressly or by implication, estoppel or otherwise.

2.2

Licensed Third Party Technology. Except as otherwise set forth in Section 5.4, for all third party intellectual property licensed or sublicensed by Licensor for use with or within the Licensed Intellectual Property in connection with the Company’s business, the Company shall bear the Cost of such license or sublicense, based on the following principles: (a) where the third party licensor negotiates with the Licensor a reasonable fee for the Company, the Company shall pay 100% of such fee; (b) where the third party licensor fee is based on a usage or other trackable methodology directly related to the licensed third party intellectual property, the Company shall pay its applicable proportion as certified by Licensor in a notice to the Company; and (c) where the third party licensor has set a general fee, Licensor shall determine a reasonable pro rata allocation of such fee to the Company and other beneficiaries of the license grant.

2.3

Licensor Right to Control Its Business. Nothing in this Agreement shall restrict Licensor from modifying, discontinuing use of, or ceasing support for any of the Licensed Intellectual Property without liability or obligation to the Company or any third party, provided, however, that Licensor shall use commercially reasonable efforts (a) to provide the Company with sufficient advanced notice of any such modifications, discontinuations or cessations of support to allow the Company to take appropriate actions to minimize any adverse effect on the Company, and (b) and to implement such modifications, discontinuations, and cessations of support in a manner intended to minimize any material adverse effect on the Company's business or operations, so long as such notice and such minimization efforts do not nor are likely to have a material adverse effect on Licensor. Notwithstanding the foregoing, the notice to be provided by the Licensor in accordance with subsection (a) above shall be of at least thirty (30) days.

2.4

Technology Transfer. To the extent reasonably necessary for the Company to exercise its rights and perform its obligations under this Agreement, promptly after the Effective Date, Licensor shall provide to the Company one (1) copy of each physical embodiment of the Licensed Intellectual Property controlled by Licensor on the Effective Date (and, from time to time thereafter during the Term, promptly after Licensor obtains control of any additional Licensed Intellectual Property).

3.	OWNERSHIP OF INTELLECTUAL PROPERTY; RIGHTS TO ENHANCEMENTS

3.1

Ownership of Licensed Intellectual Property. The Company acknowledges that Licensor and its licensors own and shall own all right, title and interest, throughout the world, in and to the Licensed Intellectual Property. The Company shall not take any action that is inconsistent with Licensor's and its licensors’ ownership of the Licensed Intellectual Property. The Company agrees that nothing in this Agreement and no use of the Licensed Intellectual Property by the Company pursuant to this Agreement, shall vest in the Company or be construed to vest in the Company, any right, title or interest in or to the Licensed Intellectual Property other than the express right to Use the Licensed Intellectual Property solely in accordance with the terms and conditions of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

3.2	Ownership of Company Related Enhancements. The Company shall own all right, title, and interest in and to all Company Related Enhancements.

3.3	Company Related Enhancement Rights and Obligations.

(a)

The Company shall promptly disclose all Company Related Enhancements to Licensor. Subject to Section 14.1, the Company hereby grants to Licensor, an exclusive, irrevocable, royalty-free, worldwide, perpetual license to make, have made, use, sell, offer for sale, import, export, have import, have exported, distribute, create derivative works from, improve, enhance, modify and/or otherwise exploit the Company Related Enhancements outside the Licensed Field.

(b)

The Company shall not at any time during or after the Term of this Agreement Use, nor knowingly permit any third party to access or Use, for the benefit of the Company or any other entity, any Company Related Enhancements outside of the Licensed Field without the prior written approval of the Licensor.

3.4

Ownership of Independent Developments. Licensor agrees and acknowledges that the Company shall own all right, title and interest in and to all Company Independent Developments throughout the world, and that there shall be no restrictions upon the Company's right to create Independent Developments except as specifically provided in this Agreement.

3.5	Independent Development License to Licensor.

(a)

Subject to Section 14.1 and Section 14.2, the Company shall promptly disclose all Company Independent Developments to Licensor, such disclosure to be subject to the confidentiality obligations of this Agreement. Such notification shall include a description of the Company Independent Development in reasonably sufficient detail to permit Licensor to evaluate the Company Independent Development ("Enhancement Notice"). Upon Licensor's request, the Company shall grant to Licensor a commercially reasonable evaluation license at no Cost in order to evaluate the Company Independent Development.

(b)

Subject to Section 14.1 and Section 14.2, the Company must hereby offer to grant to the Licensor, and Licensor may at its sole discretion accept, effective upon Licensor’s acceptance with respect to each Company Independent Development, a nonexclusive, perpetual, royalty-bearing, irrevocable, worldwide license to: (a) use, sell, offer for sale, import, export, have imported, have exported, distribute, and (b) in collaboration with the Company or with the Company’s pre-appoval, to create derivative works from, improve, enhance, modify and/or otherwise exploit, the Company Independent Developments in Licensor's business in any territory and in any field of use except the Licensed Field, subject to the Parties entering into a reasonable license agreement therefore, to be negotiated by the Parties in good faith. The license fee for such license grant shall be negotiated at a price which shall not exceed fair market value.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

(c)

Without limitation to Section 3. 5(b), in the event the Company determines to generally commercialize or license the Company Independent Development, Licensor shall have the right of first negotiation to obtain exclusive rights to the Company Independent Development (other than such rights Licensor obtained pursuant to the foregoing Section 3.5(b)) as follows:

(i)

Licensor will have thirty (30) days from the date of Licensor's receipt of notice from the Company of the Company's desire to commercialize or license the Company Independent Development to notify the Company that it has elected to negotiate for the rights to the Company Independent Developments. Such notice by the Company shall include detailed information regarding the Company's commercialization or license plans.

(ii)

If Licensor so elects to negotiate with the Company for rights to the Company Independent Developments, the Parties will have a period of sixty (60) days in which to negotiate exclusively in good faith ("Independent Development Exclusive Negotiation Period"). The Company shall not offer to, nor consider any offer from, any third party to license or otherwise acquire any right, title or interest in or to any such Company Independent Development, nor use such Company Independent Development itself outside of the Territory, during the Independent Development Exclusive Negotiation Period.

(iii)

If the parties are unable to reach an agreement during the Independent Development Exclusive Negotiation Period, the Company may negotiate an agreement with third parties, provided that the Company will not offer nor agree to any terms more favorable than the terms offered to Licensor for a period of 180 days after the termination of the Independent Development Exclusive Negotiation Period ("Independent Development Free Negotiation Period").

(iv)

If the Company desires to offer better terms than those offered to Licensor, the Company will first submit such offer to Licensor for a new Independent Development Exclusive Negotiation Period and, if applicable, a new Independent Development Free Negotiation Period.

3.6	Vested Ownership Rights.

(a)

Subject to Section 14.1 and Section 14.2, to the extent any right, title or interest in or to any Company Related Enhancement or Company Independent Development or other intellectual property or data vests in the Company, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, the Company shall, and hereby does, irrevocably assign to Licensor any and all such right, title and interest in such Company Related Enhancement or Company Independent Development, intellectual property or data to Licensor.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

(b)

Subject to Section 14.1 and Section 14.2, Company shall take, or shall cause to be taken, all such actions as shall be necessary, including procuring assignments from individuals, to vest ownership of any Company Related Enhancement or Company Independent Development or other intellectual property or data for all purposes in the applicable party contemplated by clause (a) above.

	3.7	Trademark Rights. Nothing in this Agreement shall be deemed to give the Company any right, title or interest in or to any of Licensor's Trademarks.

4.	PROTECTION OF LICENSED INTELLECTUAL PROPERTY

4.1

Maintenance of Intellectual Property Rights. The maintenance of the Licensed Patents shall be managed by the Licensor, in its sole discretion and at its cost. Should the Licensor choose not to continue to maintain any of the patents or patent applications which form part of the Licensed Patents, the Licensor shall provide the Company with reasonably advanced notice of at least six (6) months if possible in writing of its decision and the Company may, in its sole discretion and at its cost, choose to continue the maintenance of such patent or patent application.

	4.2	Protection of Intellectual Property Rights.

(a)

Licensor and the Company shall cooperate to diligently police the Licensed Intellectual Property in the Territory, and in connection with any lawsuits involving Licensed Intellectual Property. Additionally, the Company shall promptly notify Licensor and provide to Licensor relevant background facts upon becoming aware or suspicious of any infringement, misappropriation, imitation, illegal use or misuse of the Licensed Intellectual Property in the Territory.

(b)

Licensor shall have the primary right, but not the obligation, to bring, at its own expense, and control, any suits, actions or other proceedings against any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed Intellectual Property in the Territory. The Company agrees to cooperate with Licensor, at Licensor’s expense for the Company's out-of-pocket Costs and such other Costs as the Parties may agree in writing, in any litigation or other enforcement action that Licensor may undertake to enforce or protect the Licensed Intellectual Property. Upon Licensor's request and expense, the Company shall execute, file and deliver all documents and proof necessary for such purpose, including, without limitation, being named as a party to such litigation as required by law. The Company shall have the right to participate and be represented in any such action, suit or other proceeding by its own counsel at its own expense. The Company shall have no claim of any kind against Licensor based on or arising out the Licensor's handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and the Company hereby irrevocably releases Licensor from any such claim.

(c)

Should the Licensor decide, at its sole discretion, not to take any litigation or other enforcement action to enforce or protect the Licensed Intellectual Property in a given situation of infringement as further described in Section 4.2(b), it shall provide a written notice to this effect to the Company which shall then have the right but not the obligation to undertake litigation or other enforcement action at its cost. The Company may not settle or consent to an adverse judgment in any action, claim or proceeding without obtaining the prior written consent from the Licensor if such settlement or consent judgment would either impose a financial obligation upon the Licensor, or limit the scope of or invalidate any of the Licensed Intellectual Property.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

4.3

No Assurance of Protection. The Company agrees and acknowledges that (a) except as set forth on Schedule A, the Licensed Patents and other Licensed Intellectual Property currently are not patented or registered in the Territory, (b) except as set forth in Section 7, Licensor makes no representation or warranty regarding intellectual property protection for the Licensed Intellectual Property in the Territory and (c) all terms and conditions of this Agreement, including, without limitation, financial terms, are made on the Parties’ understanding and acknowledgment that protection for any or all Licensed Intellectual Property may not be obtainable in all or in part of the Territory.

4.4

Defense Against Infringement Claims. Licensor and the Company shall cooperate to diligently defend the Company, and, if applicable, Licensor, against any third party infringement claims, demands or actions relating to the Licensed Intellectual Property in the Territory (“Third Party Infringement Claims”).

(a)

Licensor shall have the primary right, but not the obligation, to defend any Third Party Infringement Claims insofar as they relate to Licensed Intellectual Property, at its expense for all out-of-pocket Costs and such other Costs as the Parties may agree in writing. The Company agrees to cooperate with Licensor, at the Company's expense for Costs, with respect to the foregoing. The Company shall have the right to participate and be represented in any such Third Party Infringement Claim by its own counsel at its own expense. The Company shall have no claim of any kind against Licensor based on or arising from Licensor's handling of or decisions concerning any such Third Party Infringement Claim, or any settlement or compromise thereof, and the Company hereby irrevocably releases Licensor from any such claim.

(b)

If Licensor does not exercise the option in Section 4.4(a), or if the Third Party Infringement Claim does not challenge Licensor's rights in the Licensed Intellectual Property, the Company may defend or otherwise resolve such Third Party Infringement Claim. Notwithstanding the foregoing, Licensor may intervene in the defense of such Infringement Claim at any time at its own expense.

(c)

Licensor shall, at its sole discretion, approve any settlement that involves or affects the Licensed Intellectual Property. Except as otherwise set forth in this Section 4.4, each Party shall bear its own Costs incurred by it in complying with this provision, including, without limitation, those incurred in defending, bringing or controlling any such suits, actions or other proceedings.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

4.5

Defense Against Other Claims. Licensor and the Company shall cooperate to defend the Company against any third party claims, demands or actions, other than claims subject to Section 4.4. The Company shall have the obligation to defend and control, or otherwise resolve, any such claims, demands or actions, provided that such claims, demands or actions are solely related to the Licensed Intellectual Property in the Licensed Field or are specifically related to the Company’s business or activities, at its own expense for Costs. Licensor agrees, at the Company's expense for all out-of-pocket Costs and such other Costs as the Parties may agree in writing, to cooperate with the Company with respect to the foregoing to the extent related to the subject matter of this Agreement. Licensor shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense.

4.6

Exceptions. Notwithstanding the other provisions contained in this Section 4, the Licensor shall be solely responsible for the defense, control and resolution, at its own expense, of the claims, demands and actions set forth in Schedule 7.1 to this Agreement.

4.7

Total Obligations. The Company agrees and acknowledges that this Section 4, in light of the allocation of risk between the Parties as reflected in the terms and conditions of this Agreement, set forth the Licensor's sole and exclusive liability, with respect to any infringement or other violation of any third party rights, including, without limitation, in respect of third party intellectual property. Licensor’s obligations to defend and/or pay for any defense Costs as provided in this Section 4 shall not apply to the extent a claim has arisen because of any modification or enhancement to the Licensed Intellectual Property by or on behalf of the Company, or the Company's failure to use a commercially reasonable work-around or substitute provided by Licensor for the intellectual property at issue. The Costs for such work-around or substitute will be allocated in the same manner as Costs for other Licensed Intellectual Property are allocated.

5.	ROYALTIES

5.1

Initial Consideration. On the Effective Date, the Company shall grant the Licensor the following consideration (the “Initial Consideration”): (i) thirty million (30 000 000) Class E shares at ten cents (0.10) each, which will be exchanged at the Company Capital Structure Modification date, but the latest by 2008 year end against:

		(a)	5M Category B (10 Votes) at 0.20$ each

		(b)	20M Category A (1 Vote Participating) at 0.10$ each

		(c)	7M Warrant Category IV (for Category A, 0.10$, 10 years)

		(d)	3M Warrant Category V (for Category A, 0.20$, 5 years)

	5.2	Royalties. In addition to the Initial Consideration, during the Initial Term, the Company shall pay to Licensor, in consideration for the License Grant, a running royalty (the "Royalties") equal to:

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

(a)

the higher of the following amounts: (i) seven and one half percent (7.5%) of Net Sales, and (ii) fifteen percent (15%) of the Gross Margin, from Licensed Product sales made by the Company in the Licensed Field or by any Related Company under the License Grant; plus

(b)	20% of revenues and of any other consideration, compensation or advantage received in exchange for sublicense rights granted by the Company to Third Parties.

If the Company or a Related Company sells Licensed Product in the Licensed Field under the License Grant as a component or a combination of other ingredients (the “Formulation”), for the purpose of calculating the Royalties, the applicable Net Sales, Gross Margin or revenues, as the case may be, shall calculated in proportion to the cost for the Company or for the Related Company of the product under the License Grant relative to the cost of the Formulation.

5.3	Minimum Requirements. In order to maintain the rights granted under this Agreement, the Company shall meet all of the following conditions:

(a)

In each Contract Year, notwithstanding any payment made under Section 5.1, the Company undertakes to make minimum payments to the Licensor, which shall include the Royalty payments made during such Contract Year, and which payments shall equal or exceed the following amounts (the “Minimum Payment Requirements”):

	Contract Year 1	Contract Year 2	Contract Year 3	Contract Year 4	Contract Year 5	Contract Year 6 and following Contract Years
Medical Food Products
Over-the-Counter Products
Prescription Products
Total

[REDACTED: Minimum Royalties Payments]

For purposes of clarity, the Minimum Payment Requirements are based on annual minimum payments for each specific product category; and

(b)	The Company shall have marketed and sold to arm’s length customers Over-the- Counter Products and/or Medical Food Products before the end of[REDACTED: Year]; and

(c)

The Company shall have marketed and sold to arm’s length customers Over-the-Counter Products and Medical Food Products before the end of [REDACTED: Year]; andIf any of the conditions set out in Section 5.3(a)(b) and Section 5.3(a)(c) are not met by the Company for reasons other than reasons beyond the Company’s control, the Licensor may at its sole option, change this Agreement to a non- exclusive sublicense ninety (90) days after written notice to the Company should the Company not rectify this default within such ninety (90) day period.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

Notwithstanding the foregoing, the Company may choose to restrict the License Field under this Agreement and to abandon its License Grant in relation to one or more of the following categories: Over-the-Counter Products, Medical Food Products and/or Prescription Products, upon written notice to the Licensor, accompanied with a payment equal to the Minimum Payment Requirements for the abandoned product category until the date of abandonment, less Royalties and other payments made for the abandoned product category in accordance with this Section 5 by the Company to the Licensor [REDACTED: Year, Percentage] of the Minimum Payment Requirements for the abandoned product category for the subsequent Contract Year. Should the Company abandon its License Grant in relation with one of the foregoing categories, this Agreement shall be deemed to have been modified to limit the License Grant accordingly, and the Company shall not be bound to meet any further Minimum Payment Requirements or other conditions mentioned in this Section 5.3 in relation to such abandoned category.

5.4

Third Party Fees. The Company shall be responsible for all third party license and other fees and all other Company Costs in connection with the License Grant, except for the fees to be assumed by the Licensor as set forth in Section 4.6, any fees payable to the Université de Sherbrooke related to the Beaudoin Patent and any fees related to the action undertaken by Mr. Beaudoin as described in Schedule 7.1 hereto.

5.5

Time and Place of Payment. All Royalties are payable quarterly within forty-five (45) days after end of each such quarter, and any other fees net forty-five (45) days from invoice for same from Licensor. All payments under this Agreement shall be made in Montreal, Quebec, in Canadian currency, or such other location as Licensor may indicate.

5.6

Taxes and Other Assessments. All payments under this Agreement shall be made without deduction for taxes, assessments or other charges of any kind that may be imposed on Licensor by any government, or subdivision of such government, other than Licensor’s Canadian income taxes, and all such taxes, assessments and charges shall be the sole responsibility of the Company.

5.7

Failure to Pay and Overdue Payments. Failure to pay the License Fee within sixty (60) days of receipt by the Company of notice from Licensor that the License Fee has not been paid, shall constitute a material breach of this Agreement. Any payments that are not timely paid as provided hereunder shall bear interest at the annual rate of the lower of (a) the highest rate permitted by law and (b) one and one half percent (1.5%) per month.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

5.8	Early Repayment of Royalties.

(a)

[REDACTED: Timeline] after [REDACTED: Year] year following the Effective Date, the Company may, [REDACTED: Term], pay [REDACTED: Term] Royalties (the “Transaction”) which will become payable under Section 5.2 hereof, cash and/or through the issuance of its shares (the “Company Shares”).

	(b)	The calculation of the number of Company class A and/or class B Shares to be issued shall be based on the following formula:

[REDACTED: Formula]

(c)

The number of shares to be issued by the Company in payment of payable Royalties shall be based on Fair Market Value. For the purpose of this Section 5.8, “Fair Market Value” shall be determined as follows:

(i)	If the Company is traded on a public exchange, the volume weighted average price of its shares for the twenty (20) trading days prior to the issuance of the shares;

(ii)

If the Company is not traded on a public exchange, the higher of (i) the price of the last financing with an independent third party if such financing has occurred within the previous[REDACTED: Condition] and (ii) the price agreed amongst the Parties.

(d)

The Company cannot however proceed to the issuance of such number of Company class A Shares that would cause as a consequence of such issuance a dilution of its issued and outstanding class A shares of [REDACTED: Percentage].

(e)

(i)

Subject to the Company satisfying all terms outlined in clause 5.8(a-d) and after at least the full amount corresponding [REDACTED: Amount] will have been paid then clauses 5.3(b) and 5.3(c) will be replaced by the following:

5.3(b) The Company shall have marketed and sold to arm’s length customers Over-the-Counter Products and/or Medical Food Products before the end of [REDACTED: Year]; and

5.3(c) The Company shall have marketed and sold to arm’s length customers Over-the-Counter Products and Medical Food Products before the end of [REDACTED: Year].

	(ii)	Moreover, when the full amount corresponding to the residual unpaid net present value of the Royalties at time T will have been paid, then clauses 5.2 will also be considered annulled.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

6.	PAYMENTS, RECORDS, AUDIT RIGHTS

6.1

Payment Reports. Within forty-five (45) days after the end of each calendar quarter during the Term, the Company shall provide the Licensor, along with the Royalties, with a report stating the Company’s Net Sales, Gross Margin, revenues from sublicenses made by the Company to third parties and, if applicable, all information used to establish the pro-rata calculation should the Company sell a Formulation, the whole for that calendar quarter by the Company. Such report shall also indicate the quantity of Licensed Products sold by the Company during such calendar quarter. The Company shall provide the reports due to the Licensor at the address set forth in Section 14.14.

6.2

Company Maintenance of Records. The Company shall maintain complete and accurate accounting, development and business records in accordance with sound accounting, research and development and business practices to substantiate and verify the Company’s financial information used in calculating the Royalties, any use of Licensed Intellectual Property and any development of any software or other intellectual property related to the Licensed Intellectual Property, and will preserve such records for a period of at least five (5) years after completion of the pertinent obligations or other work.

6.3

Audit. Licensor or its designee shall have the right, at Licensor’s expense, to audit and inspect the books and records of the Company upon five (5) Business Days’ written notice to the Company during regular business hours for the purpose of verifying that all Royalties have been paid and confirming that the Company has performed all of its obligations under, and has complied with, the terms and conditions of this Agreement. If the audit identifies any underpayment or overpayment of Royalties by the Company, then, (a) in the case of an underpayment, the Company shall pay to Licensor the amount of such underpayment within thirty (30) Business Days after Licensor delivers to the Company a written report describing such underpayment, or (b) in the case of an overpayment, the Company shall be entitled to a credit against future Royalties in the amount of such overpayment as described in a written report from Licensor. If the audit reveals that the Company underpaid Royalties by more than ten percent (10%) in any calendar quarter, then all fees and expenses of such audit shall be paid by the Company.

7.	REPRESENTATIONS AND WARRANTIES

7.1

Licensor Representations and Warranties. Except as set forth in Schedule 7.1, Licensor represents to the Company that, to the knowledge of Licensor, with respect to the Territory (a) Licensor owns or has the right to license the Licensed Intellectual Property free and clear of any encumbrances; and (b) there are no adverse claims in the Territory relating to the Licensed Intellectual Property.

7.2

Mutual Representations and Warranties. Each Party represents and warrants to the other Party that (a) it has the full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder, (b) the execution of this Agreement and the performance of its obligations hereunder does not and will not conflict with or result in a breach (including, without limitation, with the passage of time) of any other agreement to which it is a party or by which any of its assets or properties is bound or affected, and (c) this Agreement has been duly executed and delivered by such Party and constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability is limited by public policy or creditors' rights generally.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

7.3

Disclaimer of Representations and Warranties. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT AS SET FORTH ABOVE IN THIS SECTION 7, LICENSOR DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR IN WRITING, ARISING UNDER LAWS OF CANADA, THE TERRITORY OR ANY OTHER LAWS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO VALIDITY, ENFORCEABILITY, NON-INTERRUPTION, ERROR-FREE OPERATION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR THE LIKE WITH RESPECT TO THE LICENSED INTELLECTUAL PROPERTY, WHETHER IN THE TERRITORY OR OTHERWISE.

8.	INDEMNIFICATION

8.1

Indemnification by Licensor. Subject to Section 9, Licensor agrees to defend, indemnify, and hold the Company, and the respective directors, officers, employees and agents of the Company, harmless from and against any and all out-of-pocket costs, damages and losses (including, without limitation, reasonable attorneys’ fees and costs) arising out of or resulting from third party claims due to (i) the material breach by Licensor of any of its representations, warranties, covenants and agreements contained in this Agreement, or (ii) Licensor's material unauthorized use or disclosure of any Company Confidential Information, or (iii) any acts or omissions of the Licensor in its business arising from gross negligence or willful misconduct.

8.2

Indemnification by the Company. Subject to Section 9, the Company agrees to defend, indemnify, and hold Licensor and the respective directors, officers, employees and agents of Licensor, harmless from and against any and all out-of-pocket costs, damages and losses (including, without limitation, reasonable attorneys’ fees and costs) arising out of or resulting from third party claims due to (i) any material breach by the Company (or by any Permitted Company Licensee) of any of its representations, warranties, covenants and agreements contained in this Agreement, (ii) the Company’s (or any Permitted Company Licensee’s) unauthorized use or disclosure of any Licensed Intellectual Property or material unauthorized use or disclosure of any Confidential Information or (iii) any acts or omissions of the Company (or any Permitted Company Licensee) in its business arising from gross negligence or willful misconduct.

8.3

Indemnification Obligations. In no event will the loss of profits, sales, business, data or other indirect, incidental, consequential, special, punitive or similar damages of a third party be considered direct damages of a Party for purposes of the indemnification obligations under this Section 8.

9.	LIMITED REMEDY

9.1

Intellectual Property. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL LICENSOR BE LIABLE TO THE COMPANY, ANY PERMITTED COMPANY LICENSEE OR ANY OTHER ENTITY FOR ANY CLAIM, LOSS OR DAMAGE OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THE DEFICIENCY OR INADEQUACY OF THE LICENSED INTELLECTUAL PROPERTY FOR ANY PURPOSE WHETHER OR NOT KNOWN OR DISCLOSED TO LICENSOR.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

9.2

Exclusion of Consequential Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL A PARTY OR ANY PERMITTED COMPANY LICENSEE BE LIABLE TO THE OTHER PARTY OR ANY PERMITTED COMPANY LICENSEE OR ANY OTHER ENTITY FOR ANY LOSS OF PROFITS, SALES, BUSINESS, DATA OR OTHER INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR SIMILAR DAMAGES IRRESPECTIVE OF WHETHER LICENSOR HAS BEEN INFORMED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE LIKELIHOOD OF SUCH DAMAGES. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION, AND OTHER TORTS.

10.	CONFIDENTIALITY

10.1

Definition. "Confidential Information" means (a) the terms and conditions of this Agreement, (b) any information, in whatever form, designated by a Party (“Disclosing Party”) in writing as confidential, proprietary or marked with words of like import when provided to the other Party (“Receiving Party”); and (c) information orally conveyed if the Disclosing Party states at the time of the oral conveyance or promptly thereafter that such information is Confidential, and such statement of confidentiality is specifically confirmed in writing within fifteen (15) days of such oral conveyance, or is disclosed under circumstances in which the Receiving Party knew or reasonably should have known was confidential.

10.2

Exclusions. Confidential Information shall not include information which: (a) at or prior to the time of disclosure was known to the Receiving Party through lawful means or through act of a third party that was not known by the Receiving Party to be unauthorized; (b) at or after the time at which the disclosure by the Disclosing Party becomes generally available to the public through no act or omission on the Receiving Party's part; (c) is proven in record to be developed by the Receiving Party independent of any Confidential Information it receives from the Disclosing Party or (d) the Receiving Party lawfully receives from a third person free to make such disclosure without breach of any legal obligation.

10.3

Disclosure Due to Legal Obligations. The Receiving Party may disclose Confidential Information pursuant to any statute, regulation, order, subpoena or document discovery request, including, without limitation, in publicly filed disclosure documents of the Receiving Party under federal or state securities laws if deemed reasonably necessary on advice of legal counsel.

10.4

Requirements. Licensor and the Company shall use the Confidential Information of the other Party solely to fulfill its obligations and exercise its rights under this Agreement, and, except as otherwise provided herein, all Confidential Information of the Disclosing Party, and any derivative works thereof, shall remain at all times the sole and exclusive property, worldwide, of the Disclosing Party and its licensors. The Receiving Party shall use the same measures used to protect the Disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but in no event less than commercially reasonable measures. The Receiving Party shall not disclose any of the Disclosing Party's Confidential Information to any third party without the Disclosing Party's prior written consent.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

10.5

Permitted disclosure. Notwithstanding the foregoing Section 10.4, the Receiving Party may disclose the Disclosing Party's Confidential Information to the extent necessary to enter into or perform its obligations under sublicenses granted in accordance with this Agreement to the Receiving Party's business partners with the Disclosing Party's prior written consent, such consent not to be unreasonably withheld, provided that any third party shall enter into a customary confidentiality agreement in favor of the Disclosing Party, and in form and substance reasonably satisfactory to the Disclosing Party.

10.6

Return of information. The Receiving Party shall, at the request of the Disclosing Party, retrieve all Confidential Information from its and permitted disclosees' officers, employees, agents, advisors and subcontractors and thereafter shall (a) promptly return all Confidential Information held or used by the Receiving Party in whatever form or (b) at the discretion of the Disclosing Party, promptly destroy all such Confidential Information, and promptly cause an officer of the Receiving Party to certify that the requirements of this Section 10.6 have been fully complied with; provided that, during the Term, the Disclosing Party shall not make such a request with respect to Confidential Information necessary for the Receiving Party to perform its obligations hereunder.

10.7

Injunctions. In view of the difficulties of placing a monetary value on the Confidential Information, the Disclosing Party may be entitled to a preliminary and final injunction without the necessity of posting any bond or undertaking in connection therewith to prevent any further breach of this Article or further unauthorized use of its Confidential Information. This remedy is separate from and in addition to any other remedy the Disclosing Party may have.

11.	TERM AND TERMINATION

11.1

Term. The "Initial Term" of this Agreement shall commence on the Effective Date and shall expire on the date of expiration of the last-to-expire of the Licensed Patents and/or continuation in part and/or divisionals of the Licensed Patents. Upon the expiry of the Initial Term, this Agreement shall be automatically renewed for an additional term of fifteen (15) years (the “Additional Term”) except that during such Additional Term: (i) the royalties payable by the Company shall be made in consideration for the Use by the Company of all Licensed Intellectual Property to the Company other than the Licensed Patents, and (ii) the royalties payable by the Company shall be equal fifty percent (50%) of the Royalties payable in accordance with Section 5 of this Agreement. Notwithstanding the foregoing, upon agreement amongst the Parties, the royalties payable during the Additional Term may be paid by the Company through an issuance of shares, and the value of the royalties and of the Company’s shares shall be determined based on an evaluation to be conducted by an independent third party to be appointed by the Parties.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

11.2

Termination by Either Party. This Agreement may be terminated by either Party immediately upon notice to the other Party if such other Party commits a material breach of any of the material provisions of this Agreement, and such breach is not cured within thirty (30) days after written notice of such breach is received from the non-breaching Party, except that the time period shall be fourteen (14) days for breaches in respect of Confidential Information that result or are reasonably likely to result in a material adverse effect on the non-breaching Party;

	11.3	Termination by Licensor. Without limitation to Section 11.2, Licensor may terminate this Agreement prior to expiration of the Term under the following conditions:

(a)

Upon thirty (30) days written notice of such action, unless cured by the Company during such notice period, if the Company uses any of the Licensed Intellectual Property outside of the scope of the License Grant or the Licensed Field; or

(b)

Upon written notice in the event that the Company ceases doing business, becomes insolvent, is the subject of a voluntary bankruptcy, insolvency or similar proceeding, is the subject of an involuntary bankruptcy, insolvency, or similar proceeding that is not dismissed within sixty (60) days of filing, makes an assignment for the benefit of creditors, becomes unable to pay its debts when due or enters into an agreement with its creditors providing for the extension or composition of debt.

	11.4	Effect of Termination.

(a)

Upon the termination of this Agreement for any reason other than: (i) its natural expiration, or (ii) the termination of this Agreement by the Company due to a material breach of this Agreement by Licensor, then all Licensor license rights to all Company Related Enhancements and to Company Independent Developments existing at the time of the termination shall survive unaffected by such expiration or termination.

(b)

Return of Licensed Intellectual Property Upon Termination. On or before ten (10) days after the termination of this Agreement, the Company must deliver to Licensor all Licensed Intellectual Property and Licensor Confidential Information, or at Licensor's request, destroy, to the extent requested, all copies of the Licensed Intellectual Property and Licensor Confidential Information created by or on behalf of the Company and cause an officer of the Company to certify that such instructions have been followed in their entirety.

12.	RIGHTS RELATING TO THE MANUFACTURING OF LICENSED PRODUCTS

	12.1	Licensor’s Right to Manufacture. The Licensor may, at its sole option, manufacture or have manufactured by a third party the Licensed Products for the Company.

	12.2	Price of Manufacturing and Standards. Should the Licensor choose to manufacture or to have manufactured the Licensed Products:

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

(a)

The price for the manufacturing of the Licensed Products for the Company shall be as follows: [REDACTED: Market],[REDACTED: Gross Margin detail]: the price at which the Licensor maintains a Licensor Gross Margin [REDACTED: Gross Margin detail] and (ii) [REDACTED: Market],[REDACTED: Gross Margin detail]: the price at which the Licensor maintains a Licensor Gross Margin [REDACTED: Gross Margin detail]. For the purpose of this Section 12, “Licensor Gross Margin” means for each Licensed Product manufactured by, or on behalf of, the Licensor, sales revenues less the cost of goods sold, divided by sales revenues; costs of goods sold include all direct costs attributable to the manufacturing of the Licensed Products by the Licensor, including without limitation the cost of materials and direct labor costs.

(b)

Notwithstanding the above, if the price for the manufacturing of the Licensed Products is not or does not remain competitive when compared to similar manufacturing services in a similar industry, then: (i) the Company shall provide the Licensor with a written notice setting out in detail the facts supporting its position to the effect that the prices are not competitive; and (ii) the Parties shall, within a sixty (60) day period from the date of receipt of the Company’s notice, negotiate in good faith the price for the manufacturing of the Licensed Products. Should the Parties fail to agree on a new price within such sixty (60) day period, and upon the Company demonstrating its ability to obtain the identical product at a better price elsewhere, then: (a) the Licensor’s rights to manufacture or to have manufactured the Licensed Products provided in this Agreement shall automatically cease, (b) the Company shall gain the right (using Licensor IP, trade secret, Technology and/or Process, if wished by the Company) to manufacture or to have manufactured the Licensed Products and shall be relieved of its obligationto pay Additional Royalties in relation thereto, and (c) this Agreement shall be deemed to have been automatically amended, without further notice or delay, to add to the definition of “Use” the terms “manufacture or have manufactured”, and to substract from such definition the terms “for the purpose of this Agreement, “Use” specifically excludes manufacturing”.

(c)

The Licensor shall manufacture the Licensed Products in accordance with generally accepted industry standards in the Licensed Field, the product specifications and for the quantity provided by the Company, and shall be responsible for all direct damages caused by its negligence or willful misconduct in the manufacturing of the Licensed Products.

(d)

Notwithstanding the above, if the Licensor or the third party manufacturer outsourced by the Licensor fails to comply with the generally accepted industry standards in the Licensed Field and/or the product specifications provided by the Company or does not commit to meet in time the quantity requested by the Company:, then: (i) the Company shall provide the Licensor with a written notice setting out in detail the standards and/or specifications which were not met and/or the missing commitment for quantity/timeline as required; and (ii) the Licensor shall have a sixty (60) day period from the date of receipt of the Company’s notice, to correct such deficiencies or to demonstrate that these standards and specifications were met and that the quantity requirement will be fulfilled in time. Should the Licensor not demonstrate that the standards and specifications were met and/or that the quantity will be fulfilled in time and/or that it will not correct the deficiencies within such sixty (60) day period: (i) the Licensor’s rights to manufacture or to have manufactured the Licensed Products provided in this Agreement shall automatically cease, (ii) the Company shall gain the right (using Licensor IP, trade secret, Technology and/or Process, if wished by the Company) to manufacture or to have manufactured the Licensed Products and shall be relieved of its obligation to pay Additional Royalties in relation thereto, and (iii) this Agreement shall be deemed to have been automatically amended, without further notice or delay, to add to the definition of “Use” the terms “manufacture or have manufactured”, and to substract from such definition the terms “for the purpose of this Agreement, “Use” specifically excludes manufacturing”.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

12.3

Manufacturing by or on behalf of Company. Should the Licensor choose not to manufacture or have manufactured the Licensed Products, the Company may (using Licensor IP, trade secret, Technology and/or Process, if wished by the Company) manufacture or have manufactured the Licensed Products. If the Company does so, then the Parties will amend this License Agreement to provide:

	(a)	for the amendment of the definition of “Use” to add the terms “manufacture or have manufactured” and to make other amendments related thereto, and

(b)

subject to Section 12.2(c), for the amendment of the Royalties payable under this Agreement to add an additional royalty relating to the manufacturing of the Licensed Products, which additional royalty shall be equal to the following: [REDACTED: Market] to an amount equal to [REDACTED: Gross Margin detail] of the Manufacturer’s Gross Margin or [REDACTED: Gross Margin detail]; and (ii) [REDACTED: Market], to an amount [REDACTED: Gross Margin detail] of the Manufacturer’s Gross Margin [REDACTED: Gross Margin detail] For the purpose of this Section 12.3, “Manufacturer’s Gross Margin” means for each Licensed Product manufactured by, or on behalf of, the Company, sales revenues less the cost of goods sold; costs of goods sold include all direct costs attributable to the manufacturing of the Licensed Products by the Company or by the third party manufacturer, including without limitation the cost of materials and direct labor costs; and

(c)

to provide an undertaking by the Company to provide or to cause any third party manufacturer to provide all financial information required to establish the Manufacturer’s Gross Margin used in calculating the additional Royalty provided in Section 12.3(b) above.

(d)

to provide all details and documentation to allow the Company and/or manufacturers outsourced by the Company to adequately use the Production knowhow, IP, trade secret, Technology related to the Production Process.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

13.	NON-COMPETITION

During the Term of this Agreement and for a period of five (5) years thereafter, the Company shall not develop any product containing phospholipids polyunsaturated fatty acids extracted from Krill with any competitor of the Licensor.

14.	LICENSOR’S CHANGE IN OWNERSHIP OF THE COMPANY

	14.1	Should, at any time during the Term of this Agreement:

(a)

the Licensor own, directly and/or indirectly, itself and/or through one or more intermediaries, an aggregate number of voting shares of the Company which in total, is equal or less than [REDACTED: Percentage] of the number of such issued and outstanding shares, or

(b)

the Licensor own, directly and/or indirectly, itself and/or through one or more intermediaries, an aggregate number of non-voting shares which entitle the holder to the right to receive dividends and to participate in assets of the Company upon its dissolution, which in total, is equal or less than [REDACTED: Percentage] of the number of such issued and outstanding shares, or

		(c)	the Company have effected the payment of at least [REDACTED: Percentage], as further provided in Section 5.8,

then this Agreement shall be automatically amended as follows:

•	The first paragraph of Section 2.1(d) shall be replaced by the following:

“(d) Sublicenses. The Company shall have the right to sublicense the Licensed Intellectual Property but only after having provided a prior written notice to the Licensor, and provided that:”

•	Section 3.3(a) shall be replaced by the following:

“(a) The Company shall promptly, but in all cases no more than thirty (30) days following the aforementioned development, inform the Licensor of the development of all Company Related Enhancements and disclose, by written notice to the Licensor, a description of the Company Related Enhancement in reasonably sufficient detail to permit Licensor to evaluate the Company Related Enhancement. In such notice, the Company shall offer to the Licensor an exclusive, irrevocable, royalty-bearing, worldwide, perpetual license to make, have made, use, sell, offer for sale, import, export, have import, have exported, distribute, create derivative works from, improve, enhance, modify and/or otherwise exploit the Company Related Enhancements outside the Licensed Field. The Licensor shall respond within fourty- five (45) days to such Company notice to indicate whether it its interested in entering into a license agreement with respect to such Company Related Development. Upon Licensor's request, the Company shall grant to Licensor a commercially reasonable evaluation license at no Cost in order to evaluate the Company Related Enhancement. Should the Licensor indicate its interest as provided herein, the Parties shall negotiate in good faith the terms of such license agreement. ”

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

•	Section 3.5 shall be replaced by the following:

“The Company may, at its option, disclose any Company Independent Development to Licensor, such disclosure to be subject to the confidentiality obligations of this Agreement. Such notification shall include a description of the Company Independent Development in reasonably sufficient detail to permit the Licensor to evaluate the Company Independent Development. Upon the Licensor's request, the Company shall grant to the Licensor a commercially reasonable evaluation license at no Cost in order to evaluate the Company Independent Development. The Parties may at their option, negotiate the terms of a license agreement with respect to each Company Independent Development.”

•	Section 3.6 shall be replaced by the following:

“(a) Subject to the Licensor having evaluated the Company Related Enhancement as provided in Section 3.3(a), to the extent any right, title or interest in or to any Company Related Enhancement or other intellectual property and/or data related to the Company Related Enhancement, vests in the Company, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, the Company shall, and hereby does, irrevocably assign to Licensor any and all such right, title and interest in such Company Related Enhancement, intellectual property and/or data related to the Company Related Enhancement, to Licensor subject to the payment by the Licensor to the Company of Royalties payable in accordance with Section 3.3.(a).

(b) The Company shall take, or shall cause to be taken, all such actions as shall be necessary, including procuring assignments from individuals, to vest ownership of any Company Related Enhancement or other intellectual property or data for all purposes in the applicable party as contemplated by clause (a) above.”

•	Section 4.2 (b) shall be replaced by the following:

“(b) Licensor shall have the primary right, but not the obligation, to bring, at its own expense, and control, any suits, actions or other proceedings against any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed Intellectual Property in the Territory. The Company agrees to cooperate with Licensor, at Licensor’s expense for the Company's out-of-pocket Costs and such other Costs as the Parties may agree in writing, in any litigation or other enforcement action that Licensor may undertake to enforce or protect the Licensed Intellectual Property. Upon Licensor's request and expense, the Company shall execute, file and deliver all documents and proof necessary for such purpose, including, without limitation, being named as a party to such litigation as required by law. The Company shall have the right to participate and be represented in any such action, suit or other proceeding by its own counsel at its own expense. The Licensor may not settle or consent to an adverse judgment in any action, claim or proceeding without obtaining the prior written consent from the Company if such settlement or consent judgment would either impose a financial obligation upon the Company, and/or limit the scope of and/or invalidate any of the Licensed Intellectual Property.”

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

•	Section 4.4(a) shall be replaced by the following:

(a) Licensor shall have the primary right, but not the obligation, to defend any Third Party Infringement Claims insofar as they relate to Licensed Intellectual Property, at its expense for all out-of-pocket Costs and such other Costs as the Parties may agree in writing. The Company agrees to cooperate with Licensor, at the Company's expense for Costs, with respect to the foregoing. The Company shall have the right to participate and be represented in any such Third Party Infringement Claim by its own counsel at its own expense. The Licensor may not settle or consent to an adverse judgment in any action, claim or proceeding without obtaining the prior written consent from the Company if such settlement or consent judgment would either impose a financial obligation upon the Company, or limit the scope of or invalidate any of the Licensed Intellectual Property.

•	Section 4.4(c) shall be replaced by the following:

“(c) Company shall also approve any settlement that involves or affects the Licensed Intellectual Property. Except as otherwise set forth in this Section 4.4, each Party shall bear its own Costs incurred by it in complying with this provision, including, without limitation, those incurred in defending, bringing or controlling any such suits, actions or other proceedings.”

•	Section 12.3(b) shall be replaced by the following:

“(b) for the amendment of the Royalties payable under this Agreement to add an additional royalty relating to the manufacturing of the Licensed Products, which additional royalty shall be equal to the following: (i) [REDACTED: Market], to an amount equal to [REDACTED: Gross Margin detail] of the Manufacturer’s Gross Margin [REDACTED: Gross Margin detail]; and (ii) for [REDACTED: Market], to an amount equal [REDACTED: Gross Margin detail] a four percent (4%) of the Manufacturer’s Gross Margin [REDACTED: Gross Margin detail]. For the purpose of this Section 12.3, “Manufacturer’s Gross Margin” means for each Licensed Product manufactured by, or on behalf of, the Company, sales revenues less the cost of goods sold; costs of goods sold include all direct costs attributable to the manufacturing of the Licensed Products by the Company or by the third party manufacturer, including without limitation the cost of materials and direct labor costs.

14.2	Should, at any time during the Term of this Agreement:

(a)

the Licensor own, directly and/or indirectly, itself and/or through one or more intermediaries, an aggregate number of voting shares of the Company which in total, is equal or less than forty percent [REDACTED: Percentage] of such issued and outstanding shares, or

(b)

the Licensor own, directly and/or indirectly, itself and/or through one or more intermediaries, an aggregate number of non-voting shares which entitle the holder to the right to receive dividends and to participate in assets of the Company upon its dissolution, which in total, is equal or less than [REDACTED: Percentage] of the number of such issued and outstanding shares, or

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

(c)	the Company have effected the payment of at least [REDACTED: Percentage], as further provided in Section 5.8,

then this Agreement shall be automatically amended as follows:

•	The first paragraph of Section 2.1(d) shall be replaced by the following:

“(d) Sublicenses. The Company shall have the right to sublicense the Licensed Intellectual Property but only after having provided a prior written notice to the Licensor, and provided that:”

•	Section 3.3(a) shall be replaced by the following:

“(a) The Company shall promptly, but in all cases no more than thirty (30) days following the aforementioned development, inform the Licensor of the development of all Company Related Enhancements and disclose, by written notice to the Licensor, a description of the Company Related Enhancement in reasonably sufficient detail to permit Licensor to evaluate the Company Related Enhancement. In such notice, the Company shall offer to the Licensor an exclusive, irrevocable, royalty-bearing, worldwide, perpetual license to make, have made, use, sell, offer for sale, import, export, have import, have exported, distribute, create derivative works from, improve, enhance, modify and/or otherwise exploit the Company Related Enhancements outside the Licensed Field. The Licensor shall respond within fourty-five (45) days to such Company notice to indicate whether it its interested in entering into a license agreement with respect to such Company Related Development. Upon Licensor's request, the Company shall grant to Licensor a commercially reasonable evaluation license at no Cost in order to evaluate the Company Related Enhancement. Should the Licensor indicate its interest as provided herein, the Parties shall negotiate in good faith the terms of such license agreement. ”

•	Section 3.5 shall be replaced by the following:

“The Company may, at its option, disclose any Company Independent Development to Licensor, such disclosure to be subject to the confidentiality obligations of this Agreement. Such notification shall include a description of the Company Independent Development in reasonably sufficient detail to permit the Licensor to evaluate the Company Independent Development. Upon the Licensor's request, the Company shall grant to the Licensor a commercially reasonable evaluation license at no Cost in order to evaluate the Company Independent Development. The Parties may at their option, negotiate the terms of a license agreement with respect to each Company Independent Development.”

•	Section 3.6 shall be replaced by the following:

“(a) Subject to the Licensor having evaluated the Company Related Enhancement as provided in Section 3.3(a), to the extent any right, title or interest in or to any Company Related Enhancement or other intellectual property and/or data related to the Company Related Enhancement, vests in the Company, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, the Company shall, and hereby does, irrevocably assign to Licensor any and all such right, title and interest in such Company Related Enhancement, intellectual property and/or data related to the Company Related Enhancement, to Licensor subject to the payment by the Licensor to the Company of Royalties payable in accordance with Section 3.3.(a).

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

(b) The Company shall take, or shall cause to be taken, all such actions as shall be necessary, including procuring assignments from individuals, to vest ownership of any Company Related Enhancement or other intellectual property or data for all purposes in the applicable party as contemplated by clause (a) above.”

•	Section 4.2 (b) shall be replaced by the following:

“(b) Licensor shall have the primary right, but not the obligation, to bring, at its own expense, and control, any suits, actions or other proceedings against any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed Intellectual Property in the Territory. The Company agrees to cooperate with Licensor, at Licensor’s expense for the Company's out-of-pocket Costs and such other Costs as the Parties may agree in writing, in any litigation or other enforcement action that Licensor may undertake to enforce or protect the Licensed Intellectual Property. Upon Licensor's request and expense, the Company shall execute, file and deliver all documents and proof necessary for such purpose, including, without limitation, being named as a party to such litigation as required by law. The Company shall have the right to participate and be represented in any such action, suit or other proceeding by its own counsel at its own expense. The Licensor may not settle or consent to an adverse judgment in any action, claim or proceeding without obtaining the prior written consent from the Company if such settlement or consent judgment would either impose a financial obligation upon the Company, and/or limit the scope of and/or invalidate any of the Licensed Intellectual Property.”

•	Section 4.4(a) shall be replaced by the following:

(a) Licensor shall have the primary right, but not the obligation, to defend any Third Party Infringement Claims insofar as they relate to Licensed Intellectual Property, at its expense for all out-of-pocket Costs and such other Costs as the Parties may agree in writing. The Company agrees to cooperate with Licensor, at the Company's expense for Costs, with respect to the foregoing. The Company shall have the right to participate and be represented in any such Third Party Infringement Claim by its own counsel at its own expense. The Licensor may not settle or consent to an adverse judgment in any action, claim or proceeding without obtaining the prior written consent from the Company if such settlement or consent judgment would either impose a financial obligation upon the Company, or limit the scope of or invalidate any of the Licensed Intellectual Property.

•	Section 4.4(c) shall be replaced by the following:

“(c) Company shall also approve any settlement that involves or affects the Licensed Intellectual Property. Except as otherwise set forth in this Section 4.4, each Party shall bear its own Costs incurred by it in complying with this provision, including, without limitation, those incurred in defending, bringing or controlling any such suits, actions or other proceedings.”

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

•       And Section 12.3 shall also be replaced by the following:

Manufacturing by or on behalf of Company. The Company may (using Licensor IP, trade secret, Technology and/or Process, if wished by the Company) manufacture or have manufactured the Licensed Products. If the Company does so, then the Parties will amend this License Agreement to provide:

(a)	for the amendment of the definition of “Use” to add the terms “manufacture or have manufactured” and to make other amendments related thereto, and

(b)

for the amendment of the Royalties payable under this Agreement to add an additional royalty relating to the manufacturing of the Licensed Products, which additional royalty shall be equal to the following: (i) [REDACTED: Market], to an amount equal [REDACTED: Gross Margin detail] of the Manufacturer’s Gross Margin [REDACTED: Gross Margin detail]; and (ii) [REDACTED: Market], to an amount equal [REDACTED: Gross Margin detail] of the Manufacturer’s Gross Margin [REDACTED: Gross Margin detail]. For the purpose of this Section 12.3, “Manufacturer’s Gross Margin” means for each Licensed Product manufactured by, or on behalf of, the Company, sales revenues less the cost of goods sold; costs of goods sold include all direct costs attributable to the manufacturing of the Licensed Products by the Company or by the third party manufacturer, including without limitation the cost of materials and direct labor costs; and

(c)

to provide an undertaking by the Company to provide or to cause any third party manufacturer to provide all financial information required to establish the Manufacturer’s Gross Margin used in calculating the additional Royalty provided in Section 12.3(b) above.

(d)

to provide all details and documentation to allow the Company and/or manufacturers outsourced by the Company to adequately use the Production knowhow, IP, trade secret, Technology related to the Production Process.

15.	MISCELLANEOUS

15.1

Further Assurances. Each Party shall take such action as the other Party may reasonably request to effect, perfect or confirm such other Party's ownership interests and other rights as set forth in this Agreement, including, without limitation, by promptly (a) executing instruments of assignment, declarations, affirmations or other documents in connection with the applicable provisions of this Agreement, and (b) confirming in writing all waivers and consents under this Agreement, that are requested by a Party from time to time.

15.2

Assignment. This Agreement may not be assigned, in whole or in part, by the Company without Licensor's express, prior written consent. Any attempted assignment by the Company shall be null and void. Licensor may assign this Agreement in whole or in part upon notice to the Company, provided that Licensor’s successor agrees to be bound by the terms and conditions of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

15.3	Successors; Assigns. The provisions of this Agreement shall be binding upon the Parties and their respective permitted successors and assigns.

15.4

Section Headings. The section headings of this Agreement are for organizational purposes only and shall not be used in interpreting this Agreement. References to a section includes reference to all subsections of that section.

15.5

Severability. In the event that any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be construed so as to give closest effect to the intent of the Parties, and the remaining portions of this Agreement shall remain in full force and effect.

15.6	Relationship. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agency, fiduciary or employment relationship between the Parties.

15.7

Waiver. No waiver of any term or breach hereof shall be effective unless such waiver is in writing and signed by the party against whom such waiver is claimed. No waiver of, or failure to enforce, any term or breach hereof shall be deemed to be a waiver of any other term or breach or subsequent breach.

15.8

Survival. Termination of this Agreement for any cause shall not release any Party hereto from any liability which at the time of termination has already accrued to the other parties hereto or which thereafter may accrue in respect of any act or omission prior to such termination, nor shall any such termination hereof affect in any way the survival of and right, duty, or obligation of any parties hereto which is expressly stated elsewhere in this Agreement to survive termination hereof.

15.9

Entire Agreement; Amendments. This Agreement, includingall schedules hereto, which are hereby incorporated by reference, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous or contemporaneous agreements, proposals, understandings and representations, written or oral, with respect to the terms and conditions hereof. No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by the Party against which such amendment, change, waiver or discharge is sought to be enforced.

15.10

Governing Law. This Agreement shall be governed exclusively by the laws in effect in the province of Quebec, without regard to the conflict of laws principles thereof, except for the construction or enforcement of any Licensed Patents in which case the laws of the jurisdiction under which any such Licensed Patent was issued shall govern such Licensed Patent’s construction and enforcement to the extent necessary.

15.11

Arbitration. All disputes arising out of this Agreement shall be finally settled by final and binding arbitration in Montreal, Canada, before, and under the then current commercial arbitration rules of the Quebec Civil Code, subject to the additional limitations set forth herein. The arbitration shall be conducted by a single arbitrator appointed in accordance with such rules. Discovery (e.g., document production;  examination of the other Party’s witnesses and depositions) will be permitted in the written form only, except for cross-examination as further provided herein. The Parties agree that the decision of the arbitrator shall be final and binding. The arbitration hearing shall be held no later than two (2) months from the date of the notice from one Party to another Party of its intent to proceed to arbitration. The arbitration shall take no more than two days, and each Party shall have a total of up to four (4) hours to cross-examine the other Party’s witnesses on the first day, and each Party shall have a total of up to four (4) hours to present/rebut its case on the second day, with the arbitrator announcing the decision at the end of such presentations/rebuttals. Judgment on any decision made by the arbitrator may be entered and enforced in any court of competent jurisdiction. All fees and charges of the arbitrator shall be shared equally by the Parties unless otherwise specified by the arbitrator; each Party shall be responsible for the payment of all fees and expenses connected with the presentation of its respective case, provided that the arbitrator may in his/her discretion award to the prevailing Party the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding. The arbitration shall be confidential. The arbitrator shall not include any confidential information of the Parties in his/her arbitration decision or append any document which includes confidential information to his/her arbitration decision.

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

15.12

Injunctive Relief. Notwithstanding anything herein to the contrary, either Party may seek from a court of competent jurisdiction interim, provisional or permanent relief in the form of a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief concerning any Dispute. Without limiting the generality of the foregoing, Section 14.15 shall be specifically enforceable by both Parties.

15.13

Force Majeure. Neither Party shall be liable for any failure or delay in its performance under this Agreement (other than payment obligations) due to any cause beyond its reasonable control, including, without limitation, any act of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Internet (each, a “Force Majeure Event”), provided that the affected Party: (a) gives the other Party prompt notice of such cause, and (b) uses its commercially reasonable efforts to correct promptly, such failure or delay in performance. If the performance of any part of this Agreement by either Party is prevented, hindered, delayed or otherwise made impracticable by reason of any flood, riot, fire, judicial or governmental action, labor shortage or dispute, act of God or any other causes beyond the control of either Party, that Party shall be excused from such to the extent, and for so long as, it is prevented, hindered or delayed by such causes.

15.14

Notice. Any notice pursuant to this Agreement, if specified to be in writing, shall be in writing and shall be deemed given (a) if by hand delivery, upon receipt thereof, (b) if by facsimile transmission, upon electronic confirmation thereof, if promptly followed by a confirmation copy sent by registered mail, return receipt requested, (c) if by electronic mail, upon receipt of confirmation electronic mail message, if promptly followed by a confirmation copy registered mail, return receipt requested, or (d) if by internationally recognized courier delivery service (such as Federal Express), upon such delivery. All notices shall be addressed as follows (or such other address as either Party may in the future specify in writing to the other):

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

In the case of Licensor:	Neptune Technologies & Bioressources Inc.
225, Promenade du Centropolis
Suite 200
Laval, Quebec, Canada
H7T 0B3
Fax: (450) 687-2262

In the case of the Company:	NeuroBioPharm Inc.
(formerly Neuro Vimer Pharm Inc.)
225, Promenade du Centropolis
Suite 200
Laval, Quebec, Canada
H7T 0B3
Fax: (450) 687-2262

15.15

Marking Obligations. The Company shall accurately produce or reproduce all Licensor copyright notices and other proprietary rights logos and legends, on all copies of Licensed Intellectual Property and any related documentation the Company produces or reproduces.

15.16

Interpretation. The Company and Licensor agree and acknowledge that this Agreement has been freely negotiated and entered into by each Party and that no court should in any manner construe any ambiguity against the draftsman solely by virtue of its role as draftsman.

15.17

Counterparts. This Agreement may be executed in several counterparts, which may be delivered by facsimile transmission (provided that originals are thereafter promptly delivered by registered mail, return receipt requested), all of which taken together shall constitute the entire agreement between the Parties hereto.

            IN WITNESS WHEREOF the Parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

By:  /s/ André Godin
        André Godin
        Vice-President, Administration and Finance

NEUROBIOPHARM INC.
(formerly Neuro Vimer Pharm Inc.)

By:  /s/ Tina Sampalis
        Tina Sampalis, M.D. Ph.D.
        President

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

SCHEDULE A

LICENSED PATENTS

LICENSOR PATENTS AND PATENT APPLICATIONS

Our Reference	Inventor	Country	Title	Status
Patent application regarding different “applications” for krill oil
	Tina SAMPALIS		KRILL AND/OR MARINE EXTRACTS FOR PREVENTION AND/OR TREATMENT OF CARDIOVASCULAR DISEASES, ARTHRITIS, SKIN CANCER, PREMENSTRUAL SYNDROME, DIABETES AND TRANSDERMAL TRANSPORT	Pending Application . This application corresponds to a national phase entry of the international application .
	Tina SAMPALIS		KRILL AND/OR MARINE EXTRACTS FOR PREVENTION AND/OR TREATMENT OF CARDIOVASCULAR DISEASES, ARTHRITIS, SKIN CANCER, PREMENSTRUAL SYNDROME, DIABETES AND TRANSDERMAL TRANSPORT	Pending Application . This application corresponds to a national phase entry of the international application .
	Tina SAMPALIS		KRILL AND/OR MARINE EXTRACTS FOR PREVENTION AND/OR TREATMENT OF CARDIOVASCULAR DISEASES, ARTHRITIS, SKIN CANCER, PREMENSTRUAL SYNDROME, DIABETES AND TRANSDERMAL TRANSPORT	Pending Application . This application corresponds to a regional phase entry of the international application.

1

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

Our Reference	Inventor	Country	Title	Status
	Tina SAMPALIS		KRILL AND/OR MARINE EXTRACTS FOR PREVENTION AND/OR TREATMENT OF CARDIOVASCULAR DISEASES, ARTHRITIS, SKIN CANCER, PREMENSTRUAL SYNDROME, DIABETES AND TRANSDERMAL TRANSPORT	Divisional application of Application
	Tina SAMPALIS		KRILL AND/OR MARINE EXTRACTS FOR PREVENTION AND/OR TREATMENT OF CARDIOVASCULAR DISEASES, ARTHRITIS, SKIN CANCER, PREMENSTRUAL SYNDROME, DIABETES AND TRANSDERMAL TRANSPORT	Pending Application . This application is an extension of rights from the corresponding application, designating.
	Tina SAMPALIS		KRILL AND/OR MARINE EXTRACTS FOR PREVENTION AND/OR TREATMENT OF CARDIOVASCULAR DISEASES, ARTHRITIS, SKIN CANCER, PREMENSTRUAL SYNDROME, DIABETES AND TRANSDERMAL TRANSPORT	Pending Application . This application corresponds to a national phase entry of the international application .
	Tina SAMPALIS		KRILL AND/OR MARINE EXTRACTS FOR PREVENTION AND/OR TREATMENT OF CARDIOVASCULAR DISEASES, ARTHRITIS, SKIN CANCER, PREMENSTRUAL SYNDROME, DIABETES AND TRANSDERMAL TRANSPORT	Pending Application . This application corresponds to a national phase entry of the international application

2

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

Our Reference	Inventor	Country	Title	Status
	Tina SAMPALIS		KRILL AND/OR MARINE EXTRACTS FOR PREVENTION AND/OR TREATMENT OF CARDIOVASCULAR DISEASES, RHEUMATOID ARTHRITIS, SKIN CANCER AND TRANSDERMAL TRANSPORT	Abandoned Application . This application corresponds to a national phase entry of the international application .
	Tina SAMPALIS		KRILL AND/OR MARINE EXTRACTS FOR PREVENTION AND/OR TREATMENT OF CARDIOVASCULAR DISEASES, RHEUMATOID ARTHRITIS, SKIN CANCER AND TRANSDERMAL TRANSPORT	Pending Application . This application corresponds to a divisional application of .
“Phospholipids” patent applications family
	Fotini SAMPALIS		NATURAL MARINE SOURCE PHOSPHOLIPIDS COMPRISING FLAVONOIDS, POLYUNSATURATED FATTY ACIDS AND THEIR APPLICATIONS	Pending application claiming priority date of.
	Fotini SAMPALIS		NATURAL MARINE SOURCE PHOSPHOLIPIDS COMPRISING FLAVONOIDS, POLYUNSATURATED FATTY ACIDS AND THEIR APPLICATIONS	Pending Application , claiming priority date of Application .

3

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

Our Reference	Inventor	Country	Title	Status
	Fotini SAMPALIS		NATURAL MARINE SOURCE PHOSPHOLIPIDS COMPRISING FLAVONOIDS, POLYUNSATURATED FATTY ACIDS AND THEIR APPLICATIONS	Issued patent claiming priority date of Application . Validation in each country of interest was done
	Fotini SAMPALIS		NATURAL MARINE SOURCE PHOSPHOLIPIDS COMPRISING FLAVONOIDS, POLYUNSATURATED FATTY ACIDS AND THEIR APPLICATIONS	Pending Application and claiming priority date on Application.
	Tina SAMPALIS Alain MARCHAND		NEW METHOD AND FORMULATION OF KRILL AND/OR MARINE EXTRACTS	Application .

PATENTS AND PATENT APPLICATIONS LICENSED BY THIRD PARTIES TO LICENSOR

Our Reference	Inventor	Country	Title	Status
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Issued patent. This application corresponds to a national phase entry of the international application No.
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Pending Application . This application corresponds to a national phase entry of the international application.

4

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

Our Reference	Inventor	Country	Title	Status
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Pending Application . This application corresponds to a national phase entry of the international application.
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Pending Application and claiming priority on .
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Issued patent This application corresponds to a national phase entry of the international application.
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Issued patent claiming priority date of CA Application . Validation in each country of interest will be done
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Extension of Application . Pending Application .
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Issued patent. This application corresponds to a national phase entry of the international application.
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Pending Application . This is a divisional application of application.
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Pending Application . This application corresponds to a national phase entry of the international application.
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Pending Application . This application corresponds to a divisional application of pending application.

5

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

Our Reference	Inventor	Country	Title	Status
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Issued patent. This application corresponds to a national phase entry of the international application.
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Issued patent. This application corresponds to a national phase entry of the international application.
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Pending Application . This application corresponds to a national phase entry of the international application.
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Issued patent. This application corresponds to a national phase entry of the international application.
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Pending Application . This application corresponds to a national phase entry of the international application.
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Issued Patent. This application corresponds to a national phase entry of the international application
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Issued Patent. This application corresponds to a national phase entry of the international application.
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Issued Patent This application corresponds to a national phase entry of the international application

6

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

Our Reference	Inventor	Country	Title	Status
	Adrien BEAUDOIN; Geneviève MARTIN		METHOD OF EXTRACTING LIPIDS FROM MARINE AND AQUATIC ANIMAL TISSUES	Issued Patent. This application corresponds to a national phase entry of the international application.

[REDACTED: Country Region] [REDACTED: Patent or Application number

7

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

SCHEDULE B

DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS

The Company undertakes to develop Licensed Products in the Field, for application in the following end-user categories:

  Over-The-Counter Products
  Prescription Medical Food Products
  Prescription Drug Products.

The Company shall be responsible, at its own cost, for the development, for the conduct of all clinical research required as well as for the commercialization of the Licensed Products in the Licensed Field.

The Company agrees that the Licensed Products to be commercialized shall always conform to the following specifications:

o	The concentration of phospholipids contained in the Licensed Products shall be at [REDACTED: Concentration].
  The Company must ensure that the above-concentrations of phospholipids are stable within the Licensed Products [REDACTED: Period].

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

SCHEDULE 7.1

CLAIMS RELATING TO THE LICENSED INTELLECTUAL PROPERTY

Please refer to:

  the action taken by Adrien Beaudoin and Geneviève Martin against Université de Sherbrooke, Groupe Conseil Harland and Neptune Technologies & Bioressources Inc. in the Province of Quebec, district of Laval, file number 540-17-001287-043; and

  the following opposition:

  Opposition details:

European Patent No. 1 417 211
Title:       Natural phospholipids of marine origin containing flavonoids and polyunsaturated fatty acids and their uses
Status:    Granted 30 May 2007 on application no. 02753988.1
Proprietor:   Neptune Technologies and Bioressources Inc.

Opposing parties:

a.	AkerBiomarine, Norway, filed on February 28, 2008

b.	Enzymotec Ltd., Israel, filed on February 29, 2008

CONFIDENTIAL TREATMENT REQUESTED BY NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.